Exhibit 99.1

Friday, September 28, 2012

Press Release

Source:	Farmers National Banc Corp.
Amber B. Wallace, SVP Marketing
Canfield, OH 44406
330-702-8427

Farmers National Banc Corp. Announces

2012 Share Repurchase Program

CANFIELD, Ohio – Farmers National Banc Corp., (NASDAQ: FMNB) Canfield, Ohio, today announced that its Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase up to 920,000 shares of its common stock in the open market or in privately negotiated transactions, subject to market and other conditions, for up to one year ending September 27, 2013 (the “Program”). The Program may be modified, suspended or terminated by the Company at any time.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers operates 19 banking offices throughout Mahoning, Trumbull, Columbiana and Stark counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.